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                                  NEWS RELEASE

FOR MERCHANTS:                                       FOR CBOC, INC:

Contact:  Michael Murry                              Thomas Ebenreiter
          Chairman of the Board                      President
          Merchants and Manufacturers                CBOC, Inc.
            Bancorporation, Inc.                     (920) 846-2810
          (414) 425-5334

                              FOR IMMEDIATE RELEASE

         MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. COMPLETES MERGER WITH CBOC, INC.

         New Berlin, Wisconsin and Oconto Falls, Wisconsin, January 16, 2001 - Merchants and Manufacturers and CBOC announced today that shareholders of CBOC, Inc., a Wisconsin bank holding company overwhelmingly approved the acquisition of CBOC by Merchants.

         CBOC is a Wisconsin bank holding company and is the parent company of the Community Bank of Oconto County, a commercial bank with assets of $62 million as of December 31, 2000.

         Merchants is a multi-bank financial holding company and is the parent company of Lincoln State Bank, Milwaukee, Wisconsin; Lincoln Community Bank, Milwaukee, Wisconsin; Franklin State Bank, Franklin, Wisconsin and Grafton State Bank, Grafton, Wisconsin. As of December 31, 2000, Merchants had consolidated assets of $538 million.

         Under the terms of the merger, each of the 80,000 outstanding shares of CBOC will be exchanged for 5.746 shares of Merchants common stock.

         Speaking on behalf of Merchants, Chairman Michael Murry stated:
"Merchants and CBOC have very similar banking philosophies to serve the banking needs of their customers on an individual and personal basis. The addition of Community Bank of Oconto County to our organization is in keeping with our strategic goals. We are delighted to be joined by an organization such as Community Bank with a proven history of community service and financial strength and stability."

         Tom Ebenreiter, President and Chief Executive Officer of CBOC and Community Bank noted: "We are looking forward to a great professional relationship with Merchants. Our new affiliation gives us a bigger tool box with more tools to better serve the financial needs of our fine customers in the Oconto County area."